EXHIBIT (a)(1)(iv)

FORM OF REMINDER EMAIL COMMUNICATIONS

TO:	[Employee]
FROM:	Adam Wergeles, Chief Legal Officer
SUBJECT:	Option Exchange Deadline Approaching

Our records show you have not made an election to participate in our stock option exchange program. This email is to remind you that January 9, 2015 at 11:59 p.m. Pacific Time is the final deadline to elect to participate in the exchange program. If you wish to exchange your eligible stock options for replacement stock options with an exercise price equal to the greater of $6.00 and the fair market value of ReachLocal’s common stock on the replacement grant date, as more fully described in the offering materials filed with the Securities and Exchange Commission on Schedule TO on December 2, 2014, you must log in to the exchange program website at https://reachlocal.equitybenefits.com and follow the directions to make a timely election.

There are no exceptions to this deadline, so we encourage you not to wait until the last day to make your election if you wish to participate. To log in to the exchange program website, https://reachlocal.equitybenefits.com, use your company email address as your login ID, and enter your last name and your birth year (no spaces) as your temporary password. Once you have logged in, you will be prompted to customize your password. Simply follow the instructions on the website to access personalized information about your eligible options and how to make, change or withdraw your election before the end of the offering period.

If for any reason you are unable to access the exchange program website, you may submit a paper Election Form by facsimile to (001+) (818) 337-2212, but it must be completed, signed and received by 11:59 p.m. Pacific Time, on January 9, 2015. To obtain a paper Election Form, please email optionexchangequestions@reachlocal.com or call (001+) (818) 936-9907.Your participation in the exchange program is completely voluntary, and you are not obligated to participate. Any stock options you do not elect to exchange generally will remain subject to their present terms.

We will be holding online “office hours” during the times listed below to answer any questions about the exchange program you may have. The date and times are:

Date	Time
January 6, 2015	8:00 a.m. PST / 11 a.m. EST / 4 p.m. GMT
January 7, 2015	9:30 a.m. IST / 1:00 p.m. JST

Listed below is the login information to access the Q&A.

1.         Please join my meeting.

https://www1.gotomeeting.com/join/XXXXXXXXX

2.         Use your microphone and speakers (VoIP) - a headset is recommended. Or, call in using your telephone.

Dial +1 (XXX) XXX-XXXX

Access Code: XXX-XXX-XXX

Audio PIN: Shown after joining the meeting

Meeting ID: XXX-XXX-XXX

If you have any questions about the exchange program, please contact optionexchangequestions@reachlocal.com.

TO:	[Employee]
FROM:	Adam Wergeles, Chief Legal Officer
SUBJECT:	Option Exchange Deadline Tomorrow

Our records show you have not made an election to participate in our stock option exchange program. This email is to remind you that tomorrow, January 9, 2015 at 11:59 p.m. Pacific Time is the final deadline to elect to participate in the exchange program. If you wish to exchange your eligible stock options for replacement stock options with an exercise price equal to the greater of $6.00 and the fair market value of ReachLocal’s common stock on the replacement grant date, as more fully described in the offering materials filed with the Securities and Exchange Commission on Schedule TO on December 2, 2014, you must log in to the exchange program website at https://reachlocal.equitybenefits.com and follow the directions to make a timely election.

There are no exceptions to this deadline, so we encourage you not to wait until the last day to make your election if you wish to participate. To log in to the exchange program website, https://reachlocal.equitybenefits.com, use your company email address as your login ID, and enter your last name and birth year (no spaces) as your temporary password. Once you have logged in, you will be prompted to customize your password. Simply follow the instructions on the website to access personalized information about your eligible options and how to make, change or withdraw your election before the end of the offering period.

If for any reason you are unable to access the exchange program website, you may submit a paper Election Form by facsimile to (001+) (818) 337-2212, but it must be completed, signed and received by 11:59 p.m. Pacific Time, on January 9, 2015. To obtain a paper Election Form, please email optionexchangequestions@reachlocal.com or call (001+) (818) 936-9907.Your participation in the exchange program is completely voluntary, and you are not obligated to participate. Any stock options you do not elect to exchange will generally remain subject to their present terms.

If you have any questions about the exchange program, please contact optionexchangequestions@reachlocal.com.